Exhibit 5.1

November 17, 2005

Copano Energy, L.L.C.

2727 Allen Parkway, Suite 1200

Houston, Texas 77019

Gentlemen:

We have acted as counsel for Copano Energy, L.L.C., a Delaware limited liability company (the “Registrant”), with respect to certain legal matters in connection with the registration by the Registrant under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,700,000 common units representing limited liability company interests (the “Units”), for issuance under the Copano Energy, L.L.C.  Long-Term Incentive Plan, as amended (the “Plan”).

In connection with the foregoing, we have examined or are familiar with the Second Amended and Restated Limited Liability Company Agreement of the Registrant dated as of November 15, 2004, as amended (the “Limited Liability Company Agreement”), the Plan, the limited liability company proceedings with respect to the registration of the Units, the limited liability company proceedings with respect to the adoption of the Plan, the Registration Statement on Form S-8 filed in connection with the registration of the Units (the “Registration Statement”), and such other certificates, instruments, and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Units have been duly authorized and when issued by the Registrant and delivered pursuant to the Plan will be validly issued, fully paid (to the extent required by the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act and as described or incorporated by reference into the prospectus issued under the Registration Statement).

The foregoing opinion is limited to the laws of the United States of America and the State of Delaware.  For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

VINSON & ELKINS L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	First City Tower, 1001 Fannin Street, Suite 2300, Houston, Texas 77002-6760
Dubai Houston London Moscow New York Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com